Sub-Item 77C


               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


                     INVESCO MUNICIPAL PREMIUM INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Premium Income Trust, was held on July 16, 2010 and was adjourned until August 13, 2010 and further adjourned until September 10, 2010. The Meeting on September 10, 2010 was held for the following purpose:

(1) Elect four Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                                                       Votes
Matters                                                             Votes For        Withheld
-------                                                             ---------        --------
(1)    Albert R. Dowden.............................................14,377,424        663,117
       Lewis F. Pennock.............................................14,384,635        655,906
       Hugo F. Sonnenschein.........................................14,369,270        671,271
       Raymond Stickel, Jr..........................................14,374,381        666,160
       PersonNamePrema Mathai-Davis (P).................................75.              0

--------------------------
(P) Election of trustee by preferred shareholders only.